UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☑      Soliciting Material Pursuant to Rule 14a-12
BELLSOUTH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

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	(1)	Amount Previously Paid:

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FAQs Received From Mellon Shareholder Call Center 3/8/06
1.	How will the merger affect my BellSouth stock?
•	After the merger is approved and closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action will be required by you until after the closing of the merger. Following the closing, you will receive instructions from AT&T regarding the exchange of your shares.
2.	Will there be a cash payment from AT&T? How much?
•	There will be no cash payment from AT&T. After the merger is approved and closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action will required by you until after the closing of the merger. Following the closing, you will receive information from AT&T regarding the exchange of your shares.
3.	Is cash an option for the shares?
•	There will be no cash payment from AT&T. After the merger is approved and closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action will be required by you until after the closing of the merger. Following the closing, you will receive information from AT&T regarding the exchange of your shares.
4.	Is it better to just sell all my shares in BellSouth?
•	Whether to buy or sell stock is a personal decision. We recommend that you consult your investment advisor.
5.	Will shareholders be asked to turn in their certificates, and if so when?
•	We expect the merger to close within approximately 12 months. Following the closing of the merger you will receive a packet of information and instructions from AT&T including a Transmittal Form for your certificated stock. You will be required to complete the Transmittal Form and return it, along with your stock certificate(s) (or an affidavit of loss if you have misplaced your stock certificate(s)), to receive your shares of AT&T stock.
6.	When will the shareholders have a chance to vote?
•	BellSouth will hold a special shareholders’ meeting later this year to obtain approval for the transaction. BellSouth shareholders will be provided with a package of information, including a proxy statement that relates to the merger and notification of the time and place of the meeting, prior to that special meeting. Approval for the transaction will require an affirmative vote of a majority of the shares voted at the meeting.
7.	Do the shareholders have a choice?
•	BellSouth will hold a special shareholders’ meeting later this year to obtain approval for the transaction. BellSouth shareholders will be provided with a packet of information, including a proxy statement that relates to the merger and notification of the time and place of the meeting, prior to that special meeting. Approval for the transaction will require an affirmative vote of a majority of the shares voted at the meeting.
8.	Can the shareholders stop the merger?
•	BellSouth will hold a special shareholders’ meeting later this year to obtain approval for the transaction. BellSouth shareholders will be provided with a package of information, including a proxy statement that relates to the merger and notification of the time and place of the meeting, prior to that special meeting. Approval for the transaction will require an affirmative vote of a majority of the shares voted at the meeting.
9.	What is AT&T’s dividend rate?
•	AT&T’s current annual dividend is $1.33 per share. The merger is expected to result in an increased dividend for BellSouth’s shareholders following the transaction. At closing, each share of BellSouth stock, which currently pays an annual dividend of $1.16, will be converted into 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share of BellSouth stock held today will effectively increase 52% to $1.76 post-merger. ($1.33 annual dividend per share x 1.325 shares = $1.76 annual dividend). All dividends paid by AT&T are subject to the discretion of AT&T’s Board of Directors.
10.	If the merger goes through will dividends still be paid?
•	All dividends paid by AT&T are subject to the discretion of AT&T’s Board of Directors. AT&T’s current annual dividend is $1.33 per share. The merger is expected to result in an increased dividend for BellSouth’s shareholders following the transaction. At closing each share of BellSouth stock, which currently pays an annual dividend of $1.16, will be converted into 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share of BellSouth stock held today will effectively increase 52% to $1.76 post-merger. ($1.33 annual dividend per share x 1.325 shares = $1.76 annual dividend)
11.	What are the states where BellSouth provides phone service?
•	BellSouth provides local telephone phone service in our franchise areas in Alabama, Georgia, Kentucky, Florida, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee.
12.	When will the shareholders know if the buyout has taken place?
•	Subject to shareholder and governmental approval, the transaction is expected to close within approximately 12 months. AT&T will issue a press release on the date of the closing that announces that the closing has occurred. The press release will appear in the general press and on BellSouth’s Internet site at www.bellsouth.com/investor.
13.	Since BellSouth owns 40% of Cingular, what will happen to Cingular?
•	Until the transaction is closed, Cingular will continue to operate under the current management and governance structure. AT&T will own 100% of Cingular following the closing. Post closing impacts on Cingular will need to be addressed by AT&T. AT&T announced that the Cingular brand name will no longer be used following closing and that Cingular’s headquarters will remain in Atlanta.

14.	Is $37.08 the amount of money one would have received if they sold their shares on March 6th?
•	The price for buying or selling a share of stock is based on the market price on the date and time of the trade. BellSouth’s stock closed at $34.50 on March 6, 2006. In the merger, shareholders of BellSouth will receive 1.325 shares of AT&T common stock for each common share of BellSouth. Based on AT&T’s closing stock price on March 3, 2006 (the last trading day before the announcement of the transaction), this exchange ratio was valued at $37.08 per BellSouth common share. This price per share represents a 17.9 percent premium over BellSouth’s closing stock price on March 3, 2006.
15.	Will BellSouth continue to have their Direct Investment Plan (Plan)?
•	BellSouth’s current Plan will continue for existing participants until the closing. However, no new participants can be added. After the closing, AT&T will need to address this question with regard to the AT&T shares received in exchange for the BellSouth shares at closing.
16.	Who will be the transfer agent for the new company?
•	Mellon Investor Services will remain as the transfer agent for BellSouth until the closing of the transaction. After the closing, AT&T will work with the transfer agent that best suits their business needs.
NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they becomes available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s preliminary proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on February 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.

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